Exhibit 99.01

OGE Energy Corp. reports third quarter results
Distributions from Enable Midstream Partners top $110 million year-to-date

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 26.3 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP, today reported earnings of $0.94 per diluted share for the three months ended September 30, 2014 compared to $1.08 per diluted share for the third quarter of 2013.

OG&E, a regulated electric utility, contributed earnings of $0.79 per share in the third quarter, compared with earnings of $0.86 per share in the third quarter last year. OGE Energy’s interest in the natural gas midstream operations contributed earnings of $0.14 per share compared with earnings of $0.23 per share last year, which included a one-time benefit of approximately $0.10 resulting from the formation of the Enable Midstream partnership. Distributions received from Enable Midstream have been $110 million year to date. The holding company posted earnings of $0.01 per share in the third quarter, compared with a loss of $0.01 per share in the third quarter of 2013.

"Third quarter earnings were impacted primarily by cool summer weather in our utility service territory with performance on plan in other areas.” said OGE Energy Corp. Chairman and CEO Pete Delaney. “Enable Midstream Partners continues to perform as expected benefiting from a high percentage of fee-based businesses .”

Discussion of Third Quarter 2014
OGE Energy's net income was $187 million in the third quarter, compared to $215 million in the year-ago quarter.

OG&E's net income was $157 million in the third quarter, compared to $172 million in the comparable quarter last year. The decline was primarily due to mild summer weather, higher operating and interest expenses partially offset by higher transmission revenues and growth from new customers. Gross margin on revenues was $449 million in the third quarter, compared with $450 million for the same period last year.
Natural Gas Midstream Operations contributed net income to OGE Energy Corp. of $28 million for the third quarter of 2014 compared to $46 million for the same period in 2013. The decrease reflects the one-time formation gain as previously mentioned.

2014 Outlook
The Company estimates 2014 consolidated earnings guidance to be at the low end of the previously issued earnings guidance between $388 million to $411 million of net income, or $1.94 to $2.06 per average diluted share. OG&E is projected to be below the previously issued guidance of approximately $292 million to $303 million or $1.46 to $1.52 per average diluted share in 2014, due to lower revenues associated with mild summer weather.  The previously issued earnings guidance for equity earnings in Enable Midstream Partners and the holding company remains unchanged. 2014 consolidated earnings guidance assumes normal weather for the remainder of the year and the dilution associated with the initial public offering of Enable Midstream Partners.  See the Company's 2013 Form 10-K for other key factors and assumptions underlying its 2014 earnings guidance.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for the rest of 2014 on Wednesday, November 5, at 8 a.m. CST. The conference will be available through www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with over 813,000 customers in Oklahoma and western Arkansas.  In addition, OGE holds a 26.3 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Non-GAAP Financial Measures

OG&E has included in this release the non-GAAP financial measure Gross Margin. Gross Margin is defined by OG&E as operating revenues less fuel, purchased power and certain transmission expenses. Gross margin is a non-GAAP financial measure because it excludes depreciation and amortization, and other operation and maintenance expenses. Expenses for fuel and purchased power are recovered through fuel adjustment clauses and as a result changes in these expenses are offset in operating revenues with no impact on net income. OG&E believes gross margin provides a more meaningful basis for evaluating its operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. OG&E's definition of gross margin may be different from similar terms used by other companies.

Reconciliation of Gross Margin to Revenue attributable to OG&E

	Three Months Ended
	September 30,
(Dollars in Millions)	2013	2012
Operating revenues	$754.7	$723.2
Cost of sales	305.3	273.0
Gross Margin	$449.4	$450.2

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; prices and availability of electricity, coal, natural gas and natural gas liquids; the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions Enable Midstream Partners serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream Partners' interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable Midstream Partners' gathering and processing business and transporting by Enable Midstream Partners' interstate pipelines, including the impact of natural gas and natural gas liquids prices on the level of drilling and production activities in the regions Enable Midstream Partners serves; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyber-attacks and other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable Midstream Partners that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2013.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities described herein, nor shall there be any sale of such securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such offering may be made only by means of a prospectus.
Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In millions, except per share data)
OPERATING REVENUES
Electric Utility	$754.7	$723.2	$1,926.9	$1,750.8
Natural Gas Midstream Operations	—	—	—	608.0
Total operating revenues	754.7	723.2	1,926.9	2,358.8
COST OF SALES
Electric Utility	305.3	273.0	869.6	717.8
Natural Gas Midstream Operations	—	—	—	478.8
Total cost of sales	305.3	273.0	869.6	1,196.6
OPERATING EXPENSES
Other operation and maintenance	108.1	102.2	331.9	372.2
Depreciation and amortization	71.7	65.4	207.2	231.7
Taxes other than income	21.5	21.7	66.5	78.1
Total operating expenses	201.3	189.3	605.6	682.0
OPERATING INCOME	248.1	260.9	451.7	480.2
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	44.7	46.0	131.9	64.5
Allowance for equity funds used during construction	1.1	1.7	3.0	4.4
Other income	7.2	6.2	11.7	25.4
Other expense	(5.8)	(5.2)	(11.2)	(15.9)
Net other income	47.2	48.7	135.4	78.4
INTEREST EXPENSE
Interest on long-term debt	36.3	35.0	109.2	110.7
Allowance for borrowed funds used during construction	(0.6)	(0.9)	(1.7)	(2.3)
Interest on short-term debt and other interest charges	1.5	(0.4)	5.0	3.8
Interest expense	37.2	33.7	112.5	112.2
INCOME BEFORE TAXES	258.1	275.9	474.6	446.4
INCOME TAX EXPENSE	70.8	60.7	137.2	110.2
NET INCOME	187.3	215.2	337.4	336.2
Less: Net income attributable to noncontrolling interests	—	—	—	6.2
NET INCOME ATTRIBUTABLE TO OGE ENERGY	$187.3	$215.2	$337.4	$330.0

BASIC AVERAGE COMMON SHARES OUTSTANDING	199.3	198.4	199.1	198.1
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.2	199.7	199.9	199.3

BASIC EARNINGS PER AVERAGE COMMON SHARE ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.94	$1.08	$1.69	$1.67

DILUTED EARNINGS PER AVERAGE COMMON SHARES ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.94	$1.08	$1.69	$1.66

DIVIDENDS DECLARED PER COMMON SHARE	$0.25000	$0.20875	$0.70000	$0.62625

OGE Energy Corp.
financial and statistical data
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$300.9	$307.6	$738.6	$709.9
Commercial	181.1	176.2	454.2	428.2
Industrial	67.7	66.8	174.5	171.0
Oilfield	54.6	51.1	146.4	135.9
Public authorities and street light	68.3	67.7	172.3	165.3
Sales for resale	13.3	15.9	41.3	45.7
System sales revenues	685.9	685.3	1,727.3	1,656.0
Off-system sales revenues	25.8	5.8	78.0	11.2
Other	43.0	32.1	121.6	86.1
Total operating revenues	$754.7	$723.2	$1,926.9	$1,753.3
Sales of electricity - Megawatt-hour sales by classification
Residential	2.8	2.9	7.3	7.2
Commercial	2.0	2.0	5.5	5.3
Industrial	1.1	1.1	2.9	3.0
Oilfield	0.9	0.9	2.6	2.5
Public authorities and street light	0.8	0.9	2.4	2.4
Sales for resale	0.3	0.4	0.8	1.0
System sales	7.9	8.2	21.5	21.4
Off-system sales	0.7	0.1	1.9	0.3
Total sales	8.6	8.3	23.4	21.7
Number of customers	812,546	804,521	812,546	804,521
Weighted average cost of energy per kilowatt-hour - cents
Natural gas	3.858	3.758	4.718	3.838
Coal	2.159	2.290	2.148	2.293
Total fuel	2.592	2.746	2.818	2.792
Total fuel and purchased power	3.429	3.077	3.546	3.164
Degree days
Heating - Actual	10	3	2,280	2,168
Heating - Normal	19	19	2,020	2,020
Cooling - Actual	1,293	1,418	1,985	2,018
Cooling - Normal	1,380	1,380	2,018	2,018